Release Date: August 6, 2025
Southwest Gas Holdings, Inc. Reports Second Quarter 2025 Financial Results,
Reaffirms Guidance
Regulatory Progress and Cost Management Improve Trailing 12-Month Utility ROE to 8.3%
Nevada Enacts Law Enabling Alternative Ratemaking for Natural Gas Utilities
CTRI Follow-on Offerings Drive Over $470 million in Debt Reduction, Strengthening Balance Sheet
LAS VEGAS – August 6, 2025 – Southwest Gas Holdings, Inc. (NYSE: SWX) (“Southwest Gas Holdings” or “Company”) today reported results for its second quarter ended June 30, 2025. This earnings release should be read in conjunction with the Form 10-Q and earnings slides, which are concurrently being posted at www.swgasholdings.com.
“This quarter we continued to improve operational and financial performance at Southwest Gas Corporation, and we saw constructive regulatory developments in both Arizona and Nevada. The Arizona Corporation Commission (“ACC”) approved a capital tracker program; and, in Nevada, Governor Lombardo signed Senate Bill 417 allowing for alternative ratemaking, which we anticipate will have positive impacts on price stability, regulatory cost reduction, and consumer protection enhancements,” said Karen Haller, President and Chief Executive Officer at Southwest Gas Holdings. “Additionally, with the successful closing of two follow-on offerings and associated private placement sales of Centuri Holdings, Inc. (NYSE: CTRI) (“Centuri”) common stock, Southwest Gas Holdings reduced its ownership of Centuri to approximately 52%, continuing our transformation into a premier, pure-play, fully regulated natural gas business. We used proceeds from these transactions to reduce debt by over $470 million, further strengthening our balance sheet. We remain committed to fully separating Centuri and are evaluating the timing of further separation transactions with the objectives of optimizing value and limiting execution risk,” added Haller.
“Looking forward, we have begun negotiations on initial precedent agreements with potential new shippers at Great Basin Gas Transmission Company, as the 2028 Expansion Project binding open season capacity demand increased to about 1.76 billion cubic (“Bcf”) feet per day from the approximately 1.25 Bcf amount we previously announced in June,” concluded Haller.

Summary Financial Results	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share items)	2025	2024	2025	2024
Results of Consolidated Operations
Contribution to net income - natural gas distribution	$33,677	$27,594	$176,619	$163,419
Contribution to net income (loss) - utility infrastructure services	5,771	5,054	(14,197)	(31,176)
Contribution to net income (loss) - corporate and administrative	(52,331)	(14,315)	(61,435)	(26,173)
Net income (loss)	$(12,883)	$18,333	$100,987	$106,070
Non-GAAP adjustments - consolidated(1)	51,471	4,200	56,972	14,924
Adjusted net income(1)	$38,588	$22,533	$157,959	$120,994
Consolidated (loss) earnings per share (diluted if applicable)	$(0.18)	$0.25	$1.40	$1.47
Adjusted consolidated earnings per diluted share(1)	$0.53	$0.31	$2.19	$1.68
Weighted average adjusted diluted shares(1),(2)	72,249	72,015	72,195	71,949
(1) For a reconciliation of non-GAAP financial measures, see the table later in this press release.
(2) As adjusted consolidated earnings per share reflects earnings (as opposed to a consolidated diluted loss for GAAP purposes) during the three months ended June 30, 2025, adjusted consolidated earnings per diluted share reflects the dilutive effect of 161,000 restricted stock units which had an antidilutive effect for the consolidated diluted loss over the same period.

Release Date: August 6, 2025
Recent Operational and Financial Highlights
•Southwest Gas Holdings closed two follow-on offerings of Centuri common stock, with net proceeds used to reduce the Company’s debt by ~$470 million;
•Southwest Gas Corporation (“Southwest Gas”, “Utility”, or “Natural Gas Distribution”) delivered Utility return on period-end equity of 8.3% over the 12 months ended June 30, 2025, and earnings growth of 22% over 2Q 2024;
•In June 2025, Nevada Governor Lombardo signed Senate Bill 417, new legislation allowing Southwest Gas to apply to the Public Utilities Commission of Nevada for alternative ratemaking plans;
•System Integrity Mechanism approved by ACC, with a $50 million cap on qualifying capital;
•After reopening the Great Basin Gas Transmission Company’s 2028 Expansion Project binding open season, Southwest Gas has received expanded potential demand of up to ~1.76 Bcf per day and potential estimated incremental capital investment opportunity of ~$1.2 billion to $1.6 billion, with an anticipated expansion rate between $14 and $17 per dekatherm per month and a minimum of 20 years for each transportation service agreement;
•Southwest Gas added approximately 40,000 new meter sets during the 12 months ended June 30, 2025, resulting in a 1.8% customer growth rate over the same period;
•Southwest Gas received approval, for rates effective July 2025, to reduce customer rates in order to accelerate the return to Nevada customers of the amount of purchased gas costs over-collected under its purchased gas cost recovery mechanism (“PGA”) in the state;
•As of June 30, 2025, the Company had $356 million of cash, and more than $1.0 billion in available liquidity.
Earnings Reconciliation Table
The table below provides a reconciliation of net income attributable to Southwest Gas Holdings for the three months ended June 30, 2025, from the same period in 2024 (items are in millions and are before related income tax impact unless otherwise noted):

	Three Months Ended		Six Months Ended
Net income attributable to Southwest Gas Holdings – June 30, 2024		$18.3		$106.1
Increase (decrease) in Southwest Gas net income:
Operating Margin(1)	26.6		65.5
Operations and maintenance expenses	(7.0)		(5.6)
Depreciation and amortization and other taxes	(9.3)		(19.0)
Other income and deductions, net	3.6		(5.2)
Interest expense, net	(4.9)		(13.1)
Income tax expense	(2.9)		(9.4)
Total increase in Southwest Gas net income		6.1		13.2
Improvement in Centuri / utility infrastructure services net income/loss		0.7		17.0
Increase in corporate and administrative net loss		(38.0)		(35.3)
Net (loss) income attributable to Southwest Gas Holdings – June 30, 2025		$(12.9)		$101.0
Non-GAAP adjustments – consolidated(1)		51.5		57.0
Adjusted net income attributable to Southwest Gas Holdings – June 30, 2025(1)		$38.6		$158.0
(1) For a reconciliation of non-GAAP financial measures to their comparable GAAP measures, see the tables later in this press release.

Release Date: August 6, 2025
Southwest Gas Holdings’ second quarter net income declined by $31.2 million compared to the same period in the prior year, primarily the result of the impacts related to income taxes on the sale of Centuri stock. These sale transactions eliminated the Company’s ability to include Centuri in its consolidated federal and certain state income tax returns, and to pursue a tax-free disposition, which resulted in the recognition of tax expense on book-to-tax differences relating to the Company’s investment in Centuri. This impact is expected to be partially offset by lower tax expense following the disposition of the remaining Centuri stake. Southwest Gas’ net income improvement of $6.1 million was driven by regulatory improvements to operating margin, while Centuri also showed an improvement of $0.7 million in net income during the second quarter. Southwest Gas Holdings’ adjusted net income was $16.1 million higher than the second quarter of 2024, representing a 71% increase.
Southwest Gas Holdings’ year-to-date net income declined by $5.1 million compared to the same period in the prior year, primarily the result of the impacts of the sale of Centuri stock as discussed in the quarterly drivers above. Southwest Gas’ year-to-date net income improvement of $13.2 million was driven by regulatory improvements to operating margin, while Centuri also showed an improvement of $17.0 million in net loss during the same period. Southwest Gas Holdings’ year-to-date adjusted net income was $37.0 million, or 31%, higher than the same period of the prior year.
Southwest Gas / Natural Gas Distribution - Second Quarter 2025
Key drivers of second quarter 2025 net income as compared to second quarter 2024 include:
•Increased operating margin contributed $26.6 million. Combined rate relief across all our service territories added approximately $23.7 million of incremental margin, and an additional $2.5 million was attributable to customer growth, as approximately 40,000 first-time meter sets were added during the last twelve months;
•Operations and maintenance expense increased $7.0 million. The increase was primarily driven by an increase in employee-related labor and benefit costs of $5.0 million and certain external contractor and professional services expenses in various areas of the business. These increases were partially offset by reductions in leak survey and line locating expenses;
•Depreciation and amortization expense and other taxes increased $9.3 million, including an increase in depreciation on gas plant, driven by a 7% increase in average gas plant in service since the second quarter of 2024;
•Other income improved $3.6 million, driven primarily by a $4.5 million increase in values associated with company-owned life insurance (“COLI”) as well as a $1.6 million one-time non-operating gain on an asset sale. These increases were partially offset by a $3.3 million decline in interest income related to carrying charges associated with regulatory account balances, notably, deferred purchased gas adjustment (“PGA”) cost balances, which drove other income lower. On a combined basis, deferred PGA cost balances changed from a net liability balance of $82 million as of June 30, 2024, to a net liability balance of $349 million as of June 30, 2025;
•Interest expense increased $4.9 million compared to the second quarter of 2024, due to higher interest incurred on the over-collected balance of the PGA account, compared with the interest income recorded in other income during last year’s second quarter. Additionally, the regulatory treatment related to Southwest Gas’ industrial development revenue bonds (offset in margin) that are amortized through interest expense drove interest expense higher;
•Income taxes increased $2.9 million, principally resulting from higher pre-tax net income.

Release Date: August 6, 2025
Southwest Gas / Natural Gas Distribution - Year-To-Date 2025
Key drivers of year-to-date 2025 net income as compared to the corresponding period in 2024 include:
•Increase in operating margin contributed $65.5 million period-over-period primarily attributable to combined rate relief across all of our service territories, which added approximately $51.1 million of incremental margin, and an additional $7.6 million was attributable to customer growth, including approximately 40,000 first-time meter sets during the last twelve months. Increases in recoveries and returns associated with regulatory account balances and the variable interest expense adjustment mechanism in Nevada (for which amortization is recognized in interest expense), along with revenue from customers outside of the decoupling mechanisms combined to increase margin by $6.7 million;
•Operations and maintenance expense increased $5.6 million, or 2%, between periods. The increase was primarily driven by employee-related labor and benefit costs of $4 million, insurance costs of $2.3 million, and external contractor and professional services expenses. These increases, along with others, were partially offset by a reduction in leak survey and line locating costs;
•Depreciation and amortization expense and other taxes increased $19.0 million, including an increase in depreciation on gas plant, driven by a 7% increase in average gas plant in service since the corresponding period of 2024. $5.9 million in higher amortization expenses associated with recovery of regulatory program balances further contributed to the increase;
•Other income decreased approximately $5.2 million. Interest income declined $7.3 million between periods primarily reflecting a reduction to carrying charges associated with regulatory account balances, notably, deferred PGA cost balances, which decreased from a net liability balance of $82 million as of June 30, 2024, to a net liability balance of $349 million as of June 30, 2025. In addition, the values associated with COLI policies decreased $0.8 million between periods. These decreases were partially offset by lower contributions and a one-time non-operating gain on an asset sale;
•Net interest deductions increased $13.1 million in the first six months of 2025, as compared to the prior-year period, due to higher interest incurred on the over-collected balance of the PGA account, compared with the interest income recorded in other income during the same period last year. Additionally, the regulatory treatment related to Southwest Gas’ industrial development revenue bonds (offset in margin) that are amortized through interest expense drove interest expense higher.
Centuri / Utility Infrastructure Services - Second Quarter 2025
Net income improved by $0.7 million while adjusted net income improved by $2.9 million, respectively, when compared with the same period in the prior year. The improvement in second quarter income was largely due to lower interest expense between comparable periods. Please see Centuri’s earnings release and associated 10-Q, also published today, for further information.
Centuri / Utility Infrastructure Services - Year-To-Date 2025
Net loss improved by $17.0 million while adjusted net loss improved by $15.6 million, respectively, when compared with the same period in the prior year. Improved year-to-date 2025 results were the result of higher net volume of work under master services agreements as well as lower interest expense; partially offset by a reduction in gas utility infrastructure services revenues. Centuri achieved a book-to-bill ratio1 of 2.3x in the first half of 2025, which included customer awards of approximately $3.0 billion during the first half of the year.
1 Book-to-bill ratio represents the ratio of total awards won in a period to total revenue recognized in the same period.

Release Date: August 6, 2025
Corporate and Administrative - Second Quarter 2025
Net loss increased by $38.0 million while adjusted net loss decreased by $7.0 million, respectively, when compared with the same period in the prior year. The second quarter of 2025 was affected by the impacts related to income taxes on the sale of Centuri stock. These sale transactions eliminated the Company’s ability to include Centuri in its consolidated federal and certain state income tax returns, and to pursue a tax-free disposition, which resulted in the recognition of tax expense on book-to-tax differences relating to the Company’s investment in Centuri. This impact is expected to be partially offset by lower tax expense following the disposition of the remaining Centuri stake. Additionally, lower operating expense and interest expense partially offset the income tax impacts.
Corporate and Administrative - Year-To-Date 2025
Net loss increased by $35.3 million while adjusted net loss decreased by $8.2 million, respectively, when compared with the same period in the prior year. Year-to-date 2025 was affected by the impacts of the sale of Centuri stock as discussed in the quarterly drivers above. Additionally, lower operating expense and interest expense partially offset the income tax impacts.
Southwest Gas / Natural Gas Distribution Segment Guidance and Outlook:
The Company reaffirms its forward-looking guidance for Southwest Gas, as follows:

(in millions, except percentages)	Current Estimates
2025 Net income guidance(1)	$ 265 - $ 275
2025 Capital expenditures in support of customer growth, system improvements, and pipe replacement programs	~$880
2025 - 2029 Adjusted net income CAGR(2)(3)	6.0% - 8.0%
2025- 2029 Capital expenditures(3)	$ 4,300
2025 - 2029 Rate base CAGR(2)(3)	6.0% - 8.0%
(1) Assumes $3 - $5 million COLI earnings
(2) Net income and rate base compound annual growth rate: base year 2025
(3) Excludes potential impacts of Great Basin Gas Transmission Company expansion opportunity
Centuri Separation Update
Southwest Gas Holdings continues to evaluate market conditions and its options for a divestiture of its remaining shares of Centuri common stock utilizing the taxable structure options that it has previously disclosed. Southwest Gas Holdings remains committed to pursuing a pure-play utility strategy through a disposition of its remaining interest in Centuri.
Conference Call and Webcast
Southwest Gas Holdings will host a conference call on Wednesday, August 6, 2025, at 11:00 a.m. ET to discuss its second quarter 2025 results. The associated press release and presentation slides are available at swgasholdings.com. The call will be webcast live on the Company's website at swgasholdings.com. The telephone dial-in numbers in the U.S. and Canada are toll free: (800) 836-8184 or international (646) 357-8785. The webcast will be archived on the Southwest Gas Holdings website.
About Southwest Gas Holdings
Southwest Gas Holdings, Inc., through its primary operating subsidiary Southwest Gas Corporation, engages in the business of purchasing, distributing and transporting natural gas. Southwest Gas Corporation is a dynamic energy company committed to exceeding the expectations of over 2 million customers throughout Arizona, Nevada, and

Release Date: August 6, 2025
California by providing safe and reliable service while innovating sustainable energy solutions to fuel the growth in its communities. In addition, Southwest Gas Holdings, Inc. is the majority owner of Centuri Holdings, Inc., which provides comprehensive utility infrastructure services across North America.
Forward-Looking Statements: This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, without limitation, statements regarding Southwest Gas Holdings, Inc. (the “Company” or “Southwest Gas Holdings”), Southwest Gas Corporation (the “Utility” or “Southwest Gas”), Centuri Holdings, Inc. (“Centuri”) and their expectations or intentions regarding the future. These forward-looking statements can often be identified by the use of words such as “will”, “predict”, “continue”, “forecast”, “expect”, “believe”, “anticipate”, “outlook”, “could”, “target”, “project”, “intend”, “plan”, “seek”, “pursue”, “estimate”, “should”, “may” and “assume”, as well as variations of such words and similar expressions referring to the future, and include (without limitation) statements regarding expectations of continuing growth in 2025 and the future, and statements regarding the Great Basin Gas Transmission Company (“Great Basin”) 2028 Expansion Project, including projected demand, capacity, capital expenditures, and investment opportunity. In addition, the statements that are not historic constitute forward-looking statements. A number of important factors affecting the business and financial results of the Company, Utility, and Centuri could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, statements regarding the proposed transaction structure and timing of a separation of our remaining interests in Centuri, the timing and impact of executing (or not executing) such transaction alternatives, the timing and amount of rate relief, changes in rate design, customer growth rates, the effects of regulation/deregulation, tax reform and similar changes and related regulatory decisions, the impacts of construction activity at Centuri, the potential for, and the impact of, a credit rating downgrade, the costs to integrate new businesses, future earnings trends, inflation, sufficiency of labor markets and similar resources, seasonal patterns, current and future litigation, regulatory approvals for the Great Basin 2028 Expansion Project along with negotiation and execution of binding transportation service agreements and capital construction costs, and the impacts of stock market volatility. In addition, the Company can provide no assurance that its discussions about future operating margin, operating income, COLI earnings, interest expense, and capital expenditures of the natural gas distribution segment will occur. Likewise, the Company can provide no assurance regarding segment revenues, margin or growth rates, that projects expected to be undertaken with results as stated will occur, nor that interest expense patterns will transpire as expected, that increases in costs will be timely incorporated in contracts and revenues, that customer materials will be available timely to efficiently complete projects, or that inefficiencies in the mix of work will not result, nor can it provide assurance regarding acquisitions or their impacts, including management’s plans or expectations related thereto. Factors that could cause actual results to differ also include (without limitation) those discussed under the heading “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Quantitative and Qualitative Disclosure about Market Risk” in Southwest Gas Holdings, Inc.’s and Centuri Holdings, Inc.’s most recent Annual Report on Form 10-K and in the Company’s, Centuri’s, and Southwest Gas Corporation’s current and periodic reports, including our Quarterly Reports on Form 10-Q, filed from time to time with the Securities and Exchange Commission. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not assume any obligation to update the forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise.
Non-GAAP Measures. This press release contains financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”). These non-GAAP measures include (i) adjusted consolidated earnings per diluted share, (ii) adjusted consolidated net income, (iii) natural gas distribution segment operating margin, (iv) utility infrastructure services segment adjusted net income (loss), and (v) adjusted corporate and administrative net loss. Management uses these non-GAAP measures internally to evaluate performance and in making financial and operational decisions. Management believes that its presentation of these measures provides investors greater transparency with respect to its results of operations and that these measures are useful for a period-to-period comparison of results. Management also believes that providing these non-GAAP financial measures helps investors evaluate the Company’s operating performance, profitability, and business trends in a way that is consistent with how management evaluates such performance. Adjusted consolidated net income, adjusted consolidated earnings per diluted share, and adjusted corporate and administrative net loss for the three- and six-months ended June 30, 2025 and 2024 includes adjustments to add back costs incurred to facilitate a separation of Centuri, the deferred income tax expense resulting from income tax deconsolidation, amortization of intangible assets at Centuri, and nonrecurring professional service fees. Management believes that it is appropriate to adjust for expenses related to costs to facilitate a separation of Centuri, including the deferred income tax expense impacts of deconsolidation for income tax purposes, as well as the impacts of nonrecurring professional service fees because they are expenses and charges that will not recur following completion of these events. The amortization of certain acquisition intangible assets applies to our utility infrastructure services segment adjusted net income (loss) and therefore applies to

Release Date: August 6, 2025
adjusted net income at the Southwest Gas Holdings consolidated level and adjusted consolidated earnings per diluted share as well. We believe this adjustment is a common adjustment in the infrastructure services industry and that this adjustment allows investors to more clearly compare earnings performance with Centuri peer performance.
Management also uses the non-GAAP measure, operating margin, related to its natural gas distribution operations. Southwest Gas recognizes operating revenues from the distribution and transportation of natural gas (and related services) to customers. Gas cost is a tracked cost, which is passed through to customers without markup under purchased gas adjustment mechanisms, impacting revenues and net cost of gas sold on a dollar-for-dollar basis, thereby having no impact on Southwest Gas’ profitability. Therefore, management routinely uses operating margin, defined by management as regulated operations revenues less the net cost of gas sold, in its analysis of Southwest Gas’ financial performance. Operating margin also forms a basis for Southwest Gas’ various regulatory decoupling mechanisms. Management believes supplying information regarding operating margin provides investors and other interested parties with useful and relevant information to analyze Southwest Gas’ financial performance in a rate-regulated environment.
The Southwest Gas Holdings, Inc. tables included herein provides reconciliations for these non-GAAP measures.
We do not provide a reconciliation of forward-looking Non-GAAP Measures to the corresponding forward-looking GAAP measure due to our inability to project special charges and certain expenses.
Contacts

Investor and Analyst Contact	Media Contact

Justin S. Forsberg	Sean Corbett
Vice President of Investor Relations and Treasurer	Manager, Corporate Communications
Phone: (702) 364-3135	Phone: (702) 364-3310
justin.forsberg@swgas.com	corpcomms@swgas.com

Release Date: August 6, 2025
Southwest Gas Holdings, Inc. Consolidated Earnings Results
(In thousands, except per share amounts)

QUARTER ENDED JUNE 30,	2025	2024
Consolidated Operating Revenues	$1,120,370	$1,182,168

Net Income (Loss) applicable to Southwest Gas Holdings	$(12,883)	$18,333

Weighted Average Common Shares - Basic	72,088	71,839

Basic Earnings (Loss) Per Share	$(0.18)	$0.26

Diluted Earnings (Loss) Per Share	$(0.18)	$0.25

Reconciliation of Gross Margin to Operating Margin (non-GAAP measure)
Utility Gross Margin	$140,480	$122,777
Plus:
Operations and maintenance (excluding Admin & General) expense	84,764	83,150
Depreciation and amortization expense	68,940	61,687
Operating Margin	$294,184	$267,614

SIX MONTHS ENDED JUNE 30,	2025	2024
Consolidated Operating Revenues	$2,416,867	$2,763,124

Net Income applicable to Southwest Gas Holdings	$100,987	$106,070

Weighted Average Common Shares - Basic	72,050	71,784

Basic Earnings Per Share	$1.40	$1.48

Diluted Earnings Per Share	$1.40	$1.47

Reconciliation of Gross Margin to Operating Margin (non-GAAP measure)
Utility Gross Margin	$427,864	$379,585
Plus:
Operations and maintenance (excluding Admin & General) expense	165,527	164,455
Depreciation and amortization expense	162,630	146,510
Operating Margin	$756,021	$690,550

Release Date: August 6, 2025
Reconciliation of non-GAAP financial measures of Adjusted consolidated, corporate and administrative, and utility infrastructure services net income (loss) and Adjusted consolidated earnings (loss) per diluted share and their comparable GAAP measures of Net income (loss) and Earnings (loss) per diluted share are presented below. Note that the comparable GAAP measures of Net income (loss) are also included in Note 6 – Segment Information in the Company’s June 30, 2025, Form 10-Q.

Amounts in thousands, except per share amounts	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Reconciliation of Net income (loss) to non-GAAP measure of Adjusted net income (loss)
Net income (loss) applicable to Utility Infrastructure Services (GAAP)	$5,771	$5,054	$(14,197)	$(31,176)
Plus:
Strategic review, including Centuri separation(3)	1,078	(1,471)	2,382	2,406
Income tax effect of adjustment above(1)	(264)	125	(584)	(131)
Amortization of intangible assets(2),(3)	4,932	5,685	10,329	12,353
Income tax effect of adjustment above(1)	(1,210)	(1,395)	(2,534)	(3,031)
Professional fees associated with certain one-time events(4)	834	—	834	—
Income tax effect of adjustment above(1)	(204)	—	(204)	—
Adjusted net income (loss) applicable to Utility Infrastructure Services	$10,937	$7,998	$(3,974)	$(19,579)

Net loss - Corporate and administrative (GAAP)	$(52,331)	$(14,315)	$(61,435)	$(26,173)
Plus:
Centuri separation cost(3)	1,195	1,652	1,779	4,377
Income tax effect of adjustment above(1)	(287)	(396)	(427)	(1,050)
Income tax effect on the outside basis difference in the investment of Centuri(5)	45,397	—	45,397	—
Adjusted net loss applicable to Corporate and administrative	$(6,026)	$(13,059)	$(14,686)	$(22,846)

Net income (loss) applicable to Southwest Gas Holdings (GAAP)	$(12,883)	$18,333	$100,987	$106,070
Plus:
Strategic review and Centuri separation(3)	2,273	181	4,161	6,783
Amortization of intangible assets(2),(3)	4,932	5,685	10,329	12,353
Professional fees associated with certain one-time events(4)	834	—	834	—
Income tax effect on the outside basis difference in the investment of Centuri(5)	45,397	—	45,397	—
Income tax effect of adjustments above(1)	(1,965)	(1,666)	(3,749)	(4,212)
Adjusted net income applicable to Southwest Gas Holdings	$38,588	$22,533	$157,959	$120,994

Weighted average shares - diluted	72,088	72,015	72,195	71,949

Release Date: August 6, 2025

Earnings per share:
Diluted earnings (loss) per share	$(0.18)	$0.25	$1.40	$1.47
Weighted average adjusted diluted shares[6]	72,249	72,015	72,195	71,949
Adjusted consolidated earnings per diluted share[6]	$0.53	$0.31	$2.19	$1.68
(1) Calculated using the Company’s blended statutory tax rate of 24%, except for items pertaining to the Utility Infrastructure Services segment which, for most items, was calculated using a blended statutory tax rate of 25%. Strategic review costs for Centuri include certain separation costs.

(2) The Company has determined that the adjustment for intangible asset amortization is appropriate as such is a non-cash expense and the valuation of acquired intangibles is inherently subjective.
(3) In April 2024, the Company and Centuri announced the completion of an initial public offering (“ IPO”) of Centuri common stock. Following the Centuri IPO, the Company owned approximately 81% of Centuri. In May 2025, and again in June 2025, the Company and Centuri completed secondary public offerings of Centuri common stock owned by the Company. At June 30, 2025, the Company owned 53.3% of Centuri; as such, the Company has adjusted the add backs to reflect its post-IPO ownership interests and secondary public offerings.

(4) The Company has determined that the adjustment for Professional fees associated with certain one-time events is appropriate as such is not expected to recur.
  (5) The Company has determined that the adjustment for Income tax effect on the outside basis difference in the investment of Centuri is appropriate as such is not expected to recur in the future, and any future gains associated with further sales of Centuri shares are expected to be similarly reflected as a nonrecurring non-GAAP adjustment.

(6) As adjusted consolidated earnings per diluted share reflects earnings (as opposed to a consolidated diluted loss for GAAP purposes) during the three months ended June 30, 2025, adjusted consolidated earnings per share reflects the dilutive effect of 161,000 restricted stock units which had an antidilutive effect for the consolidated diluted loss over the same period.

Release Date: August 6, 2025

Financial Statistics
Market value to book value per share at quarter end		146%
Twelve months to date return on equity	-- total company	5.5%
	-- gas segment	8.3%
Common stock dividend yield at quarter end		3.3%
Customer to employee ratio at quarter end (gas segment)		931 to 1

Southwest Gas Information
	Authorized Rate Base (In thousands)	Authorized Rate of Return	Authorized Return on Common Equity
Rate Jurisdiction
Arizona(1)	$3,175,484	7.03%	9.84%
Southern Nevada(2)	1,780,756	7.00	9.50
Northern Nevada(2)	227,060	7.01	9.50
Southern California(3)	285,691	8.02	11.16
Northern California(3)	92,983	7.91	11.16
South Lake Tahoe(3)	56,818	7.91	11.16
Great Basin Gas Transmission Company(4)	190,988	8.17	11.95
Total/Weighted Average	$5,809,780	7.13%	9.89%
(1) Effective March 2025.
(2) Effective April 2024.
(3) Authorized returns updated effective January 1, 2024, due to an Automatic Rate of Return Trigger Mechanism.
(4) Estimated amounts based on 2024 rate case settlement.

Southwest Gas System Throughput by Customer Class
	Six Months Ended June 30,
(In dekatherms)	2025	2024
Residential	49,061,612	52,060,127
Small commercial	19,659,922	20,010,847
Large commercial	5,612,944	5,789,710
Industrial / Other	2,681,767	2,852,191
Transportation	39,595,624	42,816,082
Total system throughput	116,611,869	123,528,957

Heating Degree Day Comparison
Actual	1,094	1,227
Ten-year average	1,215	1,194
Heating degree days for prior periods have been recalculated using the current period customer mix.